EX-FILING
FEES
Calculation of Filing Fee Table
424(b)(2)
1
(Form Type)
Kabushiki Kaisha Mizuho Financial
Gro
up
(Exact name of registrant as specified in its charter)
Mizuho Financial Group, Inc.
(Translation of registrant’s name into English)
Table 1: Newly Re
gist
ered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	$1,650,000,000 4.782% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2030	Rule 457(r)	$1,650,000,000	100.000%	$1,650,000,000	0.00013810	$227,865

Fees to Be Paid	Debt	$1,250,000,000 4.965% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2032	Rule 457(r)	$1,250,000,000	100.000%	$1,250,000,000	0.00013810	$172,625

Fees to Be Paid	Debt	$1,000,000,000 5.337% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2037	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.00013810	$138,100

Fees to Be Paid	Debt	$1,000,000,000 5.824% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2047	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.00013810	$138,100

Fees to Be Paid	Debt	$700,000,000 Senior Callable Floating Rate Notes due 2030	Rule 457(r)	$700,000,000	100.000%	$700,000,000	0.00013810	$96,670

Fees to Be Paid	Debt	$1,000,000,000 Senior Callable Floating Rate Notes due 2032	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.00013810	$138,100

	Total Offering Amounts					$6,600,000,000		$911,460

	Total Fees Previously Paid							n/a

	Total Fee Offsets							n/a

	Net Fee Due							$911,460

1	Final prospectus supplement